Exhibit 3.50

OPERATING AGREEMENT

OF

HDS IP Holding, LLC

a Nevada Limited Liability Company

This Operating Agreement of HDS IP Holding, LLC, a Nevada limited liability company (the “Company”), formed under and organized pursuant to the Act, is entered into effective as of the 21st day of August, 2007 (the “Effective Date”), by and between the Company and HD Supply Holdings, LLC, its sole member.

ARTICLE 1. FORMATION

1.1.      Organization.  The Member has organized the Company as a Nevada limited liability company pursuant to the provisions of the Act. The Member hereby confirms that the Member has appointed Leo Cook as the sole Manager of the Company.

1.2      Company Agreement, Effect of Inconsistencies With Act.  For and in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member and the Company hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended according to its terms. It is the express intention of the parties that this Agreement shall govern, even when it is inconsistent with, or different from, the provisions of the Act or any other applicable law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the least degree possible in order to make the Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way as to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Member and Manager shall be entitled to rely on the provisions of this Agreement, and the Member and Manager shall not be liable to the Company for any act or refusal to act taken in good faith reliance on the terms of this Agreement. The Member and the Company hereby agree that the duties and obligations imposed on the Member shall be those set forth in this Agreement, which is intended to govern the relationship between the Company, the Manager, and the Member, notwithstanding any provision of the Act or other applicable law to the contrary.

1.3.      Name.   The name of the Company is HDS IP Holding, LLC, and all business of the Company shall be conducted under that name or under any other name, but in any case, only to the extent permitted by applicable law.

1.4.      Term.  The term of the Company shall be perpetual until it is dissolved and its affairs wound up in accordance with the Act or this Agreement.

1.5.      Resident Agent and Registered Office.  The initial resident agent for the service of process upon and the registered office of the Company is Frederick Battcher. The Manager, may, from time to time, change the resident agent or registered office through appropriate filings with the Secretary of State. In the event the resident agent ceases to act as such for any reason or the registered office shall change, the Manager shall promptly designate a replacement resident agent or file a notice of change of address as the case may be. If the Manager shall fail to designate a replacement resident agent or change of address of the registered office, any Member may designate a replacement resident agent or file a notice of change of address.

1.6.      Principal Office.  The Principal Office of the Company shall be 101 Convention Center Drive, Suite 850, Las Vegas, NV, 89109, with PO Box 50401, Henderson, Nevada 89016. The Manager, may, from time to time, change the principal office to any other location and make any necessary or appropriate filings with the Secretary of State to reflect such change.

ARTICLE 2. DEFINITIONS

For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

2.1.      “Act” means the Nevada Limited Liability Company Act, Chapter 86 of the Nevada Revised Statutes, and all amendments to the Act.

2.2.      “Additional Member” means a Member other than the Initial Member who has acquired a Membership Interest in the Company.

2.3.      “Admission” (Admit) means the act of becoming a Member and obtaining the rights appurtenant to a Membership Interest.

2.4.      “Agreement” means this operating agreement including all amendments adopted in accordance with this Agreement and the Act.

2.5.      “Articles” means the Articles of Organization of the Company as properly adopted and amended from time to time by the Member and filed with the Secretary of State.

2.6.      “Capital Contribution” means any contribution of cash or property or contribution of services made by or on behalf of a Member as consideration for a Membership Interest.

2.7.      “Company” means HDS IP Holding, LLC, a limited liability company, formed under the laws of the State, and any successor limited liability company.

2.8.      “Company Property” means any Property owned by the Company.

2.9.      “Contribution” means any contribution of Property made by or on behalf of a Member as consideration for a Membership Interest or as a contribution of the capital of the Company.

2.10.    “Distribution” means a transfer of Company Property to a Member on account of the Member’s Membership Interest regardless of whether the transfer occurs on the liquidation of the Company, in exchange for the Member’s Interest, or otherwise.

2.11.    “Disposition” (Dispose) means any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as a security or encumbrance (including dispositions by operation of law).

2.12.    “Manager” means one or more managers duly appointed or elected. Specifically, Manager means Leo Cook or any Person or Persons who succeed the Manager in that capacity. References to the Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be. In the event there is more than one Manager in office at any time, any action to be taken by the Managers under this Agreement must be taken by the consent of a majority of the Managers.

2.13.    “Member” means the Member executing this Agreement, any transferee of a Member or any Additional Member. If at any time there is more than one Member, the term “Member” shall mean all Members, and any action that may be taken under this Company Agreement by the Members may be taken by a majority of the Members.

2.14.    “Member’s Interest” means a Member’s entire interest in the Company including such Member’s rights in the Company’s profits, losses and Distributions pursuant to this Agreement and the Act and such other rights and privileges, including the right to vote and participate in the management of the Company, that the Member may enjoy by being a Member.

2.15.    “Person” means an individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of the State of Nevada.

2.16.    “Proceeding” means any judicial or administrative trial, hearing or other activity, civil, criminal, or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator, or governmental agency.

2.17.    “Property” means any property, whether real, personal, tangible or intangible (including goodwill), including cash and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

2.18.    “Taxing Jurisdiction” means the federal government and any state, local, or foreign government that collects tax, interest, or penalties, however designated, on the Company and/or its operations, or any Member’s share of the income or gain attributable to the Company.

ARTICLE 3. NATURE OF BUSINESS

3.1.      The purposes of the Company are: (1) to engage in any lawful activity or activities; (2) to own, operate, manage, lease, maintain, sell, exchange, transfer, license, mortgage and hold for sale or investment all real and personal Property, including without limitation, any intellectual property, rights or similar assets of the Company or any part thereof; (3) to incur indebtedness, secured or unsecured, for any purpose of the Company and to do any other thing in furtherance of the Company’s purpose; and (4) to engage in any other activities that are necessary, beneficial, or incidental to the foregoing purposes or that may be necessary or appropriate to protect or enhance the assets of the Company.

3.2.      The Company shall not engage in any other business without the unanimous written consent of all the Members. Except as otherwise expressly provided in this Agreement, no Member acting alone shall have the right or authority to act for, or assume any obligations on behalf of, the other Members,

ARTICLE 4. ACCOUNTING AND RECORDS

4.1.      The Manager shall maintain the following records at the principal office of the Company:

    A.      The full name and business address of each Member and Manager;

    B.      A copy of the filed Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which Articles has been executed; and

    C.      A copy of this Agreement including all amendments thereto.

ARTICLE 5. NAME AND ADDRESS OF MEMBER

The name of the initial Member is:

HD Supply Holdings, LLC

ARTICLE 6. MANAGEMENT

6.1.      Management Rights.  Subject to Section 6.2 below, the business of the Company shall be conducted by the Manager and all of the day-to-day management of the Company shall be vested in the Manager. The Manager shall have the power and authority to take the actions specifically set forth in Section 6.6, below on behalf of the Company without limitation.

6.2.      Certain Powers of Managers and Restrictions on Authority of the Managers. Notwithstanding Section 6.1 above, only the Member may take the following actions or may direct the Manager to take the following actions:

    A.      The Admission of an Additional Member;

    B.      The initiation or filing of a petition in bankruptcy for the Company;

    C.      The change in the purpose of the Company;

    D.      The approval of a merger, conversion or the application of any statute (the application of which is elective) to the Company;

    E.      The taking of any act which would make it impossible to fulfill the purpose of the Company;

    F.      The amendment of this Agreement or take any action in violation of this Agreement;

    G.      The sale, exchange, or other disposition of all, or substantially all, of the Company Property other than in the ordinary course of the Company’s business.

6.3.      Liability of Member and Manager.  Neither the Member nor Manager or Officers shall be liable as Member, Manager or Officer for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member, Manager or Officer for any liabilities or obligations of the Company.

6.4.      Indemnification.  The Company shall indemnify the Member and the Manager for all costs, losses, liabilities, and damages paid or accrued by the Member (either as Member or as agent) or Manager in connection with the business of the Company or because such Person is a Member or Manager, to the fullest extent provided or allowed by the laws of the State of Nevada. In addition, the Manager shall cause the Company to advance costs of participation in any Proceeding to the Manager or Member. The Manager may, with the consent of the Member, indemnify all other employees, officers and agents of the Company for all costs, losses, liabilities, and damages paid or accrued by the agent, officer or employee in connection with the business of the Company or because such Person is an agent, officer or employee, to the fullest extent provided or allowed by the law’s of the State.

6.5.      Conflicts of Interest.

    A.      The Member or Manager shall be entitled to enter into transactions that may be considered to he competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that the Member or Manager may enter into transactions that are similar to the transactions into which the Company may enter.

    B.      A Member or Manager does not violate a duty or obligation to the Company merely because the Member’s or Manager’s conduct furthers the Member’s or Manager’s own interest. A Member or Manager may lend money to and transact other business with the Company. The rights and obligations of a Member or Manager who lends money to or transacts business with the Company are the same as those of a Person who is not a Member, subject to any other applicable law. No transaction with the Company shall be voidable solely because a Member or Manager has a direct or indirect interest in the transaction if either the transaction is fair to the Company and the Member (in the case of a transaction in which the Manager but not the Member is personally interested) or the Manager (in the case of a transaction in which the Member but not the Manager is personally interested) with knowledge of the interest of the Member or Manager in the transaction, as the case may be, approves of the transaction.

6.6.      Authority of Managers To Bind the Company.  Only the Manager or Managers (either in their capacities as Managers or as officers of the Company appointed in accordance with Section 6.9 hereof) and agents (including officers) of the Company authorized by the Managers shall have the authority to bind the Company. The Managers have the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including, without limitation:

    A.      The institution, prosecution and defense of any Proceeding in the Company’s name;

    B.      The purchase, receipt, lease or other acquisition, ownership, holding, improvement, use and other dealing with, Property, wherever located;

    C.      The sale, conveyance, mortgage, pledge, lease, exchange, and other disposition of Company Property;

    D.      The entering into of contracts and guaranties; incurring of liabilities; borrowing money, issuance of notes, bonds, and other obligations; and the securing of any of its obligations by mortgage or pledge of any Company Property or income;

    E.      The lending of money, investment and reinvestment of the Company’s funds, and receipt and holding of Property as security for repayment, including, without limitation, the loaning of money to the Member, officers, employees, and agents of the Company;

    F.      The conduct of the Company’s business, the establishment of Company offices, and the exercise of the powers of the Company within or without the State of Nevada;

    G.      The appointment of employees and agents of the Company, the defining of their duties, and the establishment of their compensation;

    H.      The payment of pensions and the establishment of pension plans, pension trusts, profit sharing plans, and other benefit and incentive plans for all or any of the current or former Members, employees, and agents of the Company;

    I.      The making of donations to the public welfare or for religious, charitable, scientific, literary or educational purposes;

    J.      The payment or donation, or any other act that furthers the business and affairs of the Company;

    K.      The payment of compensation, or additional compensation to the Member, and employees on account of services previously rendered to the limited liability company, whether or not an agreement to pay the compensation was made prior to the time the services were rendered;

    L.      The purchase of insurance on the life of any of the Members or employees of the Company for the benefit of the Company;

    M.      The participation in partnership agreements, joint ventures, or other associations of any kind with any Person or Persons;

    N.      The indemnification of a Member or any other Person.

6.7.      Compensation of Member and Manager.  Any Member or Manager shall be reimbursed all reasonable expenses incurred on behalf of the Company and shall be entitled to reasonable compensation, in an amount to be determined from time to time by the Member.

6.8.      Standard of Care of Member and Manager.  A Member’s duty of care in the discharge of the Member’s duties to the Company is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In discharging these duties, a Member shall be fully protected in relying in good faith upon the records required to be maintained under Article IV and upon such other information, opinions, reports, or statements by any of its agents, or by any other Person, as to matters a Member reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits, or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

6.9.      Officers of the Company.  The Company may have such officers as shall be determined by the Managers or as set forth in this Operating Agreement, and the authority and duties of each officer shall be determined by the Managers. All officers shall be appointed by the Managers and any officer and may be removed at any time by the Managers with or without cause. Officers shall be entitled to receive compensation from the Company for serving as officers to the extent determined by the Managers. The initial officers of the Company are as follows: Leo Cook-President; Ricardo Nunez-Vice President; Monte L. Miller-Secretary; and Joshua C. Miller- Treasurer.

ARTICLE 7. CONTRIBUTIONS AND UNITS

The Member shall make the Contribution to the Company described in Exhibit A attached hereto and incorporated herein by this reference and shall be issued the Membership Units (voting and non-voting) listed on Exhibit A attached hereto. No interest shall accrue on any Contribution and the Member shall not have the right to withdraw or be repaid any Contribution except as provided in this Agreement.

ARTICLE 8. DISTRIBUTIONS

The Company may make such distributions at such times as may be determined from time to time by the Manager.

ARTICLE 9. TAXES

9.1.      Elections.   Only the Members may make any tax elections for the Company allowed under the Internal Revenue Code of 1986 as amended from time to time or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

9.2.      Method of Accounting.  The records of the Company shall be maintained on the same method of accounting as that of the Member.

ARTICLE 10. DISPOSITION OF MEMBERSHIP INTEREST AND ADMISSION

OF ASSIGNEES AND ADDITIONAL MEMBERS

10.1.    Disposition.   A Member’s Interest is fully transferable, either voluntarily or by operation of law. The Member may Dispose of all or a portion of the Member’s Interest. Notwithstanding any provision of the Act to the contrary, upon the Disposition of a Member’s Interest, the transferee shall be Admitted upon the completion of the transfer without further action. Upon the transfer of a Member’s entire Member’s Interest (other than a temporary transfer or transfer as a pledge or security interest) a Member shall cease to be a Member and shall have no further rights or obligations under this agreement, except that the Member shall have the right to such information as may be necessary for the computation of the Member’s tax liability.

10.2.    Admission of Additional Members.  The Member may Admit Additional Members and determine the Capital Contributions of such Additional Members.

ARTICLE 11. DISSOLUTION AND WINDING UP

11.1.    Liquidating Events.  The Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

    A.      The vote by all of the Members to dissolve, wind up, and liquidate the Company; or

    B.      The happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Company; or

    C.      All or substantially all of the assets of the Company are disposed of.

The Member hereby agrees that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Liquidating Event. If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Liquidating Event, the Member hereby agrees to continue the business of the Company without a winding up or liquidation.

11.2.    Winding Up.  Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. The Managers shall be responsible for overseeing the winding up and dissolution of the Company, shall take full account of the Company’s liabilities and property, shall cause the property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

    A.      First, to the payment and discharge of all of the Company’s debts and liabilities to creditors other than the Members;

    B.      Second, to the payment and discharge of all the Company’s debts and liabilities to the Members; and

    C.      The balance, if any, to the Members, in proportion to their positive Capital Account balances.

The Managers shall not receive any additional compensation for any services performed pursuant to this Article 11. Each Manager understands and agrees that by accepting the provisions of this Section 11.2 setting forth the priority of the distribution of the assets of the Company to he made upon its liquidation, such Manager expressly waives any right which it, as a creditor of the Company might otherwise have under the Act to receive distributions of assets pari passu with the other creditors of the Membership in connection with the distribution of assets of the Company in satisfaction of any liability of the Company, and hereby subordinates to said creditors any such right.

11.3.    Rights of Members.  Except as otherwise provided in this Agreement, (a) each Member shall look solely to the assets of the Company for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Company and (b) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions, or allocations.

ARTICLE 12. AMENDMENT

This Agreement may be amended or modified from time to time only by a written instrument adopted by all the Members and the Company and executed by all the Members and the Company.

ARTICLE 13. MISCELLANEOUS PROVISIONS

13.1.    Notices.  All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered properly given if mailed within the United States by certified mail return receipt requested, postage prepaid, to the Members at the addresses set forth beneath their signatures, or if personally delivered to them.

    Any Member may change its address by giving written notice of the change to the Company and the other Members. Any notices given prior to the notice of change of address shall not be affected by the notice of change.

13.2.    Attorneys’ Fees.  In any judicial action or proceeding among the parties to enforce any of the provisions of this Agreement or any right of any party hereto, regardless of whether such action or proceedings is prosecuted to judgment and in addition to any other remedy, the unsuccessful party shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by the successful party.

13.3.    Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements among the parties with respect thereto.

13.4.    Captions.  Any titles or captions or sections contained in this Agreement are for convenience or reference only and shall not be deemed part of the context of this Agreement.

13.5.    Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the person or persons, entity or entities, may require.

13.6.    Governing Law.  This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Nevada.

13.7.    Severability.  If any provision of this Agreement shall be invalid or unenforceable for any reason and to any extent, the remainder of this Agreement shall not be affected thereby, but shall be enforced to the greatest extent permitted by law.

13.8.    Further Documents.  Each of the Members shall execute such further documents and take such further actions as may be reasonably necessary or desirable to accomplish any transaction intended or authorized by this Agreement.

13.9.    Member Nonwaiver of Rights and Breaches.  No failure or delay of a Member in the exercise or any rights given to such Member hereunder or by law shall constitute a waiver thereof, nor shall any single or partial exercise of any such right preclude other further exercise thereof or of any other right. The waiver by a Member of any breach of any provision hereof shall not be deemed to be a waiver of any subsequent breach thereof, or of any breach of any other provision hereof.

13.10.  No Agency.  Nothing contained herein shall be construed to constitute any Member the partner of any other Member or the agent of any other Member.

13.11.  Parties Bound.  This Agreement shall bind and inure to the benefit of the Members and their several successors in interest in whatever capacity.

13.12.  Duplicate Originals.  This Agreement may be executed in several copies; and upon execution by each party hereto, they shall be treated as duplicate originals hereof.

13.13.  Counterpart Execution.  This Agreement may be executed in any number of counterparts with the same effect as if all the Members had signed the same document. All counterparts shall be construed together and shall constitute one Agreement.

13.14.  Incorporation by Reference.  Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

13.15.  Waiver of Action for Partition.  Each of the Members irrevocably waives any right that he may have to maintain any action for partition with respect to any of the Company’s property.